Exhibit 99.1

Sonder Holdings Inc. Appoints Seasoned Hospitality Executives Tom Buoy and Simon Turner to Board of Directors

THORNTON, Colo. – September 28, 2023 – Sonder Holdings Inc. (NASDAQ: SOND), a leading next-generation hospitality company that is redefining the guest experience through technology and design, announced today changes to the company’s Board of Directors, including the appointments of Tom Buoy and Simon Turner, effective October 1, 2023.

Buoy has over 30 years of experience in the hospitality sector, and is currently President and Chief Executive Officer of his own commercial consulting and advisory business, Revenue Buoy, LLC, specializing in marketing, sales, revenue management, distribution, customer relationship management, commercial strategy, and product design and development. Buoy was previously Interim Chief Executive Officer and Board Director for Radisson Hotel Group Americas, where he was responsible for the corporate offices and more than 680 hotels in the company’s portfolio throughout the Americas. Additionally, Buoy served as Executive Vice President & Chief Commercial Officer at Radisson Hotel Group Americas, and was part of the company’s Executive Committee. During his career, he led the commercial transformation at Extended Stay America, and also served as Senior Vice President, Customer Marketing and Revenue Management for Morgans Hotel Group (previously Ian Schrager Hotels).

Turner has over 35 years of experience in the hospitality and real estate sectors, having held senior executive roles and board seats in both public and private enterprises. In 2017, he formed Alpha Lodging Partners to make selective investments, and to provide strategic and transactional advisory services to hospitality sector companies and investors. From 2008 to 2016, he served as President, Global Development of Starwood Hotels & Resorts Worldwide, where he was responsible for all global development and real estate transactional activities. Prior to that, he served as a Principal of Hotel Capital Advisers, Inc., a hotel investment advisory firm overseeing Four Seasons and Fairmont brand and property investments in North America and Europe. His past board service has included Fairmont Raffles Hotels International and Four Seasons Hotels. Additionally, Turner previously served as an independent director of ClubCorp Holdings, Extended Stay America, Watermark Lodging Trust, and Steigenberger Hotels. He currently serves as a director of Goldman Sachs Real Estate Income Trust, and Purchase Senior Learning Community.

“Tom and Simon are among the most accomplished hospitality executives. They both bring to the Sonder Board of Directors deep expertise and experience in areas including executive leadership, operations, revenue generation, and real estate. The Board is very well positioned to guide Sonder through its strategic objectives, as the company continues expanding its design-forward, tech-enabled hospitality for the next generation,” said Frits Dirk van Paasschen, Lead Independent Director.
In addition, Gilda Perez-Alvarado will be stepping down from Sonder’s Board of Directors. Perez-Alvarado was previously Global Chief Executive Officer of JLL for the Hotels & Hospitality industry and is resigning from the Sonder Board, in conjunction with the new directors’ appointments, to focus on her recently announced new professional opportunity.
“I’m thrilled to welcome Tom and Simon to our Board. We have an incredibly strong Board of Directors, as we continue on our goal to achieve sustainable cash flow positivity as soon as possible, as part of our broader mission to revolutionize hospitality,” said Francis Davidson, Co-Founder and CEO of Sonder. “I’d also like to thank Gilda for her valuable support and contributions over the past two years, during which Sonder underwent tremendous growth and transformation, and wish her all the best for the future.”

About Sonder

Sonder (NASDAQ: SOND) is revolutionizing hospitality through innovative, tech-enabled service and inspiring, thoughtfully designed accommodations combined into one seamless experience. Launched in 2014, Sonder provides a variety of accommodation options — from spacious rooms to fully-equipped suites and apartments — found in over 40 markets spanning ten countries and three continents. The Sonder app gives guests full control over their stay. Complete with self-service features, simple check-in and 24/7 on-the-ground support, amenities and services at Sonder are just a tap away, making a world of better stays open to all.

To learn more, visit www.sonder.com or follow Sonder on X (Twitter), Instagram or Linkedin.

Download the Sonder app on Apple or Google Play.

Contacts

Media:
press@sonder.com

Investor:
ir@sonder.com